Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Motorsport Games Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Class A common stock, $0.0001 par value per share	—	(3	)(4)	(5)	(5)	—	—
	Equity(1)	Preferred stock, $0.0001 par value per share	—	(3	)(4)	(5)	(5)	—	—
	Other(1)	Warrants	—	(4)		(5)	(5)	—	—
	Other(1)	Subscription Rights	—	(4)		(5)	(5)	—	—
	Other(1)	Units	—	(4)		(5)	(5)	—	—
	Unallocated (Universal) Shelf(1)	—	Rule 457(o)	—		—	$100,000,000	.0000927	$9,270
	Equity(2)	Class A common stock, $0.0001 par value per share	Other(6)	7,000,000		$3.44 (6)	$24,080,000	.0000927	$2,232.22
Fees Previously Paid	—	—	—	—		—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
	Total Offering Amounts						$124,080,000		$11,520.22
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$11,520.22

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Motorsport Games Inc. (the “Registrant”) (Primary Offering).

(2)	Represents securities that may be offered and sold from time to time in one or more offerings by the selling stockholder (Secondary Offering).

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Class A common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)	There are being registered hereunder such indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include such indeterminate number of shares of Class A common stock and preferred stock that may be issued upon conversion of or exchange for preferred stock that provides for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(5)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(6)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low prices per share of the Registrant’s Class A common stock as reported on the Nasdaq Capital Market on January 27, 2022.